Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Cutera, Inc.
Brisbane, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-237552) and Form S-8 (No. 333-114149, 333-123495, 333-132583, 333-141376, 333-149703, 333-158160, 333-187502, 333-206864, 333-221542, 333-258283, 333-271214, and 333-273924) of Cutera, Inc. (the “Company”) of our reports dated May 10, 2024, relating to the consolidated financial statements and schedule, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023.
/s/ BDO USA, P.C.
San Francisco, California
May 10, 2024